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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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     RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            TENNECO AUTOMOTIVE INC.
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                (Name of Registrant as Specified In Its Charter)

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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

TENNECO AUTOMOTIVE INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000                                         (TENNECO AUTOMOTIVE LOGO)

                                                                   April 1, 2005

To the Stockholders of Tenneco Automotive Inc.:

     The Annual Meeting of Stockholders of the Company will be held Tuesday, May 10, 2005, at 10:00 a.m., local time, at the Company's headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice of the meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon are enclosed.

     Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     A record of the Company's activities for the year 2004 is contained in the Annual Report to Stockholders. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by either completing, executing and returning your Proxy promptly or using our telephone or Internet voting procedures.

                                               Very truly yours,

                                               /S/ MARK P. FRISSORA
                                               MARK P. FRISSORA

                                               Chairman, Chief Executive Officer
                                               and President

TENNECO AUTOMOTIVE INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000                                         (TENNECO AUTOMOTIVE LOGO)

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 2005

     The Annual Meeting of Stockholders of Tenneco Automotive Inc. will be held at the Company's principal executive offices located at 500 North Field Drive, Lake Forest, Illinois 60045 on Tuesday, May 10, 2005, at 10:00 a.m., local time.

     The purposes of the meeting are:

     1. To elect ten directors for a term to expire at the 2006 Annual Meeting of Stockholders;

     2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for 2005; and

     3. To consider and act upon such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of common stock of record at the close of business on March 15, 2005 are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at the Company's principal executive offices located at 500 North Field Drive, Lake Forest, Illinois 60045, and will also be available for inspection at the meeting.

     Each stockholder who does not expect to attend the meeting is urged to either complete, date and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or utilize our telephone or Internet voting procedures.

                                            By Order of the Board of Directors

                                                      KARL A. STEWART
                                                         Secretary

Lake Forest, Illinois
April 1, 2005

TENNECO AUTOMOTIVE INC.                                (TENNECO AUTOMOTIVE LOGO)
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000

                                                                   April 1, 2005

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Tenneco Automotive Inc. (the "Company") of proxies (the "Proxies") to be voted at the Annual Meeting of Stockholders on May 10, 2005, or at any adjournment or postponement thereof (the "Annual Meeting"). Holders of common stock of record at the close of business on March 15, 2005 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. At March 15, 2005, there were 43,590,669 shares of common stock outstanding and entitled to vote. This Proxy Statement is first being mailed to stockholders on or about April 1, 2005.

                                   BACKGROUND

     During 1999, Tenneco Inc. separated its automotive, packaging and administrative services operations. This completed a series of transactions begun in December 1996, when the company then known as Tenneco Inc. ("Old Tenneco") separated its automotive and packaging operations from its energy and shipbuilding businesses.

     The final separation was accomplished in November 1999 through the spin-off of Pactiv Corporation (the "Spin-Off"), which at the time was known as Tenneco Packaging Inc. and held Tenneco Inc.'s packaging and administrative services businesses. Immediately following the Spin-Off, Tenneco Inc. changed its name to "Tenneco Automotive Inc." to reflect the fact that the continuing operations are its automotive business. In light of the form of this transaction, the Company is the continuing legal entity which from December 1996 until the Spin-Off was known as Tenneco Inc.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Company's Board of Directors currently comprises ten individuals, all of whom are proposed to be elected at this Annual Meeting to serve for a term to expire at the annual meeting of stockholders to be held in 2006 and until their successors are chosen and have qualified.

     The persons named as proxy voters in the accompanying Proxy card, or their substitutes, will vote your Proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your Proxy. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director (except as otherwise indicated in your Proxy) and for any replacement nominee designated by the Compensation/Nominating/Governance Committee of the Board of Directors.

     You may vote for or withhold your vote from any or all of the director nominees. Assuming a quorum is present, the affirmative vote of the plurality of votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

     Brief statements setting forth the age (at March 15, 2005), the principal occupation, the employment during at least the past five years, the year in which first elected a director and other information concerning each nominee appears below.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED BELOW.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
     FOR ONE-YEAR TERMS EXPIRING AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS

     CHARLES W. CRAMB -- Mr. Cramb has been Senior Vice President and Chief Financial Officer of The Gillette Company, a global manufacturer and marketer of a wide variety of consumer products, since 1997. He joined Gillette in 1970 and served in a number of financial positions. From 1976 to 1981, he held several key financial management positions in Gillette's European operations, including Manager, Financial Services, Gillette Europe, and Financial Controller, Gillette Industries Limited, UK. From 1981 to 1995, he held a series of senior financial management positions in the United States, including Controller, International Operations; Vice President, Finance and Strategic Planning, Gillette North Atlantic Group; Assistant Controller, The Gillette Company; and Vice President, Finance, Planning and Administration, Diversified Group. From 1995 to 1997, he was Corporate Vice President and Corporate Controller. He is a director of the Private Sector Council, where he is Vice Chairman, and is a member of the Board of Visitors for Lawrence Academy and the College of Business Administration, Northeastern University. He is also a director of Idenix Pharmaceuticals, Inc., where he is a member of the Audit Committee. He was elected to the Company's Board of Directors in March 2003, is 58 years old and is Chairman of the Audit Committee.

     TIMOTHY R. DONOVAN, Executive Vice President, General Counsel and Managing Director-Asia Pacific -- Mr. Donovan was named Managing Director of the Company's International Group in May 2001 with responsibility for all of the Company's operations in Asia and South America, as well as the Japanese original equipment business worldwide. In October 2004, he was named Managing Director-Asia Pacific, with responsibility for Australia, New Zealand, Asia and the Japanese original equipment business. He was promoted to Executive Vice President in December 2001 and was named Senior Vice President and General Counsel in August 1999. Mr. Donovan also is in charge of the Company's worldwide Environmental, Health and Safety Program. Mr. Donovan was a partner in the law firm of Jenner & Block from 1989 until his resignation in September 1999, and most recently served as the Chairman of Jenner & Block's Corporate and Securities Department and as a member of its Executive Committee. He is also a director of John B. Sanfilippo & Son, Inc., where he is a member of its Compensation Committee and is the Chairman of its Audit Committee. Mr. Donovan is 49 years old and became a director of the Company in March 2004.

     M. KATHRYN EICKHOFF -- Ms. Eickhoff has been President and Chief Economist of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987, she was Associate Director for Economic Policy for the U.S. Office of Management and Budget. Prior to that, Ms. Eickhoff spent 23 years at Townsend Greenspan & Co., Inc., an economic consulting firm, most recently as Executive Vice President and Treasurer. She is also a director of AT&T Corp., where she is a member of the Audit Committee and the Nominating and Governance Committee, and The Moorings, Inc., a non-profit retirement community in Naples, Florida. Ms. Eickhoff has been a director of the Company since 1996 (and prior to that was a director of the former Tenneco Inc.

since 1987). She also served as a member of Tenneco Inc.'s Board of Directors from 1982 until her resignation to join the Office of Management and Budget in 1985. Ms. Eickhoff is 65 years old and a member of the Audit Committee and Three-Year Independent Director Evaluation Committee.

     MARK P. FRISSORA, Chairman of the Board, Chief Executive Officer and President -- Mr. Frissora became the Company's Chief Executive Officer in connection with the Spin-Off and has been serving as President of the automotive operations since April 1999. In March 2000, he was also named the Company's Chairman. From 1996 to April 1999, he held various positions within the Company's automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Mr. Frissora joined the Company in 1996 from AeroquipVickers Corporation, where he served since 1991 as a Vice President. In the 15 years prior to joining AeroquipVickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a member of The Business Roundtable and the World Economic Forum's Automotive Board of Governors. He is also a director of NCR Corporation, where he serves on its Compensation Committee, and FMC Corporation, where he serves on its Audit Committee. Mr. Frissora is 49 years old and became a director of the Company in November 1999.

     FRANK E. MACHER -- Mr. Macher served as Chief Executive Officer of Federal Mogul Corporation, a manufacturer of motor vehicle parts and supplies, from January 2001 to July 2003 and Chairman of Federal Mogul from October 2001 to his retirement in January 2004. From June 1997 to his retirement in July 1999, Mr. Macher served as President and Chief Executive Officer of ITT Automotive, a supplier of automotive components. From 1966 to his retirement in 1996, Mr. Macher was employed by Ford Motor Company, serving most recently as Vice President and General Manager of the Automotive Components Division. Mr. Macher is 64 years old and was named a director of the Company in July 2000. He is a director of Federal Mogul Corporation, a director of Decoma International, Inc., where he serves on the Audit Committee, and a member of the Board of Trustees of Kettering University and the Detroit Renaissance. Mr. Macher is a member of the Audit Committee.

     ROGER B. PORTER -- Mr. Porter is the IBM Professor of Business and Government at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of Zions Bancorporation (where he serves as the Chairman of the Audit Committee and is a member of the Compensation Committee and the Executive Committee), Pactiv Corporation (where he serves on the Compensation/Nominating/Governance Committee) and Extra Space Storage Inc. (where he serves as the Chairman of the Compensation, Nominating and Corporate Governance Committee and is a member of the Audit Committee). Mr. Porter is 58 years old and has been a director of the Company since January 1998. Mr. Porter is a member of the Compensation/Nominating/ Governance Committee and the Three-Year Independent Director Evaluation Committee.

     DAVID B. PRICE, JR. -- Mr. Price has served as Chief Executive Officer and President of Birdet Price, LLC, an investment and consulting firm, since July 2001. Previously, Mr. Price was President of Noveon Inc. from February 2001 until May 2001. Noveon, Inc. was formerly the Performance Materials segment of BF Goodrich Company prior to its sale to an investor group in February 2001. While with BF Goodrich Company from July 1997 to February 2001, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials. Prior to joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, most recently serving as President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto's Chemical Group. He is a director of the YMCA of Greater St. Louis, where he is Vice Chairman. He is also a director of CH2M HILL. Mr. Price is 59 years old and was named a director of the Company in November 1999. Mr. Price is the Chairman of the Compensation/Nominating/ Governance Committee and a member of the Three-Year Independent Director Evaluation Committee.

     DENNIS G. SEVERANCE -- Dr. Severance is the Accenture Professor of Computer and Information Systems of the Stephen M. Ross Business School, University of Michigan. Before joining the University of Michigan in 1978, Dr. Severance was an Associate Professor and Principal Investigator in the Management Information System Research Center at the University of Minnesota. Prior to that, he was an Assistant Professor in the Department of Operations Research at Cornell University. Dr. Severance is 61 years old and became a director in July 2000. Dr. Severance is a member of the Audit Committee.

     PAUL T. STECKO -- Mr. Stecko has served as the Chief Executive Officer of Packaging Corporation of America since April 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco Inc. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging Inc., Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is 60 years old and has been a director of the Company since November 1998. He is also a director of State Farm Mutual Insurance Company, American Forest and Paper Association and Cives Corporation and is the Chairman of the Board of Packaging Corporation of America. Mr. Stecko is a member of the Compensation/Nominating/Governance Committee and the Chairman of the Three-Year Independent Director Evaluation Committee.

     JANE L. WARNER -- Ms. Warner has served as President of Plexus Systems, L.L.C., a provider of manufacturing information systems, since June 2004. From 2000 to June 2004,

Ms. Warner held various positions with Electronic Data Systems Corporation ("EDS"), including President of its Global Manufacturing Industry Solutions Group and Managing Director of its Global Automotive Industry Group. Prior to joining EDS, Ms. Warner served as President of Kautex Textron Inc. North America from 1998 to 1999 and Executive Vice President for Textron Automotive Company from 1994 to 1999. Previously, Ms. Warner held various positions over a 20-year span at General Motors Corporation, including positions in engineering, manufacturing and human resources. Ms. Warner is 58 years old and was named a director of the Company in October 2004. Ms. Warner also is a board member of MeadWestvaco Corporation, where she sits on the Audit and Safety, Health and Environmental Committees, a board member of the Original Equipment Suppliers Association and Chairman of the Board of Trustees for Kettering University. Ms. Warner is a member of the Compensation/Nominating/Governance Committee.

CORPORATE GOVERNANCE OVERVIEW

     The Company has established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of the Company's corporate governance plan. Many of these matters are described in more detail elsewhere in this Proxy Statement.

     INDEPENDENCE OF DIRECTORS (SEE PP. 8-9)

     - Eight of the Company's ten current directors are independent under the New York Stock Exchange ("NYSE") listing standards.

     - Independent directors are scheduled to meet separately in executive session after every regularly scheduled Board of Directors meeting.

     - The Company has a lead independent director, Mr. Paul T. Stecko.

     AUDIT COMMITTEE (SEE PP. 10-11 AND 36)

     - All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission ("SEC") rules.

     - One member of the Audit Committee, Mr. Charles Cramb, qualifies as an "audit committee financial expert," as defined in the SEC rules, and the remaining members of the Audit Committee satisfy the NYSE's financial literacy requirements.

     - The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace the Company's independent auditors.

     - The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by the Company's independent auditors.

     COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE (SEE PP. 9-10 AND 25-33)

     - All members meet the independence standards for compensation and nominating committee membership under the NYSE listing standards.

     - The Compensation/Nominating/Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

     CORPORATE GOVERNANCE PRINCIPLES

     - The Company has adopted Corporate Governance Principles, including qualification and independence standards for directors.

     STOCK OWNERSHIP GUIDELINES

     - The Company has adopted Stock Ownership Guidelines to align the interests of its executives with the interests of stockholders and promote the Company's commitment to sound corporate governance.

     - The Stock Ownership Guidelines apply to the independent directors, the Chairman and Chief Executive Officer, all Executive Vice-Presidents and all Senior Vice Presidents. Ownership levels are determined as a multiple of the participant's base salary or, in the case of an independent director, his or her Board of Directors retainer fee and then converted to a fixed number of shares.

     COMMUNICATION WITH DIRECTORS (SEE PP. 12-13)

     - The Audit Committee has established a process for confidential and anonymous submissions by employees of the Company, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

     - Additionally, the Board of Directors has established a process for stockholders to communicate with the Board of Directors, as a whole, or any independent director.

     CODES OF BUSINESS CONDUCT AND ETHICS

     - The Company has adopted a Code of Ethical Conduct for Financial Managers that applies to the Company's Chief Executive Officer, Chief Financial Officer, Controller and other key financial managers.

     - The Company also operates under an omnibus Statement of Business Principles that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests. All salaried employees are required to affirm in writing their acceptance of these principles.

     PERSONAL LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     - The Company complies with and will operate in a manner consistent with the legislation outlawing extensions of credit in the form of a personal loan to or for its directors or executive officers.

     The Company's Audit Committee Charter, Compensation/Nominating/Governance Committee Charter, Corporate Governance Principles, Stock Ownership Guidelines, Audit Committee policy regarding accounting complaints, Code of Ethical Conduct for Financial Managers, Statement of Business Principles, policy for communicating with the Board of Directors and Audit Committee policy regarding the pre-approval of audit, audit-related, tax and other services may be accessed on the Company's website at www.tenneco-automotive.com. The contents of the website are not, however, a part of this Proxy Statement. In addition, the Company will make a copy of any of these documents available to any person, without charge, upon written request to Tenneco Automotive Inc., 500 North Field Drive, Lake Forest, Illinois 60045, Attn: General Counsel. The Company intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of its Code of Ethical Conduct for Financial Managers and Statement of Business Principles by posting this information on its website at www.tenneco-automotive.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     GENERAL. The Board of Directors of the Company currently comprises ten members, eight of whom are not officers of the Company (the "Outside Directors") and two of whom are officers of the Company (the "Inside Directors"). The Board of Directors believes that the Company's ratio of Outside Directors to Inside Directors represents a commitment to the independence of the Board and a focus on matters of importance to its stockholders.

     The Board of Directors has determined that all eight of the Outside Directors are "independent" as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the Outside Directors has a direct or indirect material relationship with the Company. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director's independence: (i) the director is an executive officer of another company that (directly or indirectly through its subsidiaries or affiliates) does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual consolidated revenues of both the Company and the other company he or she serves as an executive officer; (ii) the director is an executive officer of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to the Company, or to which the Company is indebted, and the total amount of either company's consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company; (iii) the director is an executive officer of another company in which the Company owns a common equity interest, and the amount of the Company's interest is less than 5% of the total voting power of the other company; or (iv) the director serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than 1% of that organization's total annual charitable receipts. The Outside Directors do not have relationships with the Company that are not within these guidelines.

     During 2004, the Board of Directors held eleven meetings. All of the current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served during 2004. The Board of Directors is scheduled to meet in executive session, without management, after every Board meeting that the directors attend in person. Mr. Stecko acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to Company management.

     All of the directors attended last year's annual meeting of the stockholders. The Board of Directors has a policy that, absent unusual circumstances, all directors attend the Company's annual stockholder meetings.

     The Board of Directors has three standing committees. These committees have the responsibilities and authority described below.

     COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE. The members of the Compensation/Nominating/Governance Committee are Ms. Warner and Messrs. Porter, Stecko and Price, who is the Chairman of the Committee. The
Compensation/Nominating/Governance Committee is comprised solely of Outside Directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards.

     The Compensation/Nominating/Governance Committee has the responsibility, among other things, to: (1) establish the salary rate of officers and employees of the Company and its subsidiaries; (2) examine periodically the compensation structure of the Company; (3) supervise the welfare and pension plans and compensation plans of the Company; and (4) produce an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable rules and regulations of the SEC. It also has significant corporate governance responsibilities including, among other things, to: (a) review and determine the desirable balance of experience, qualifications and expertise among members of the Board; (b) review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders; (c) review the function and composition of the other committees of the Board and recommend membership on these committees; (d) review the qualifications of and recommend candidates for election as officers of the Company; and (e) develop, recommend to the Board of Directors for approval and, as appropriate, recommend to the Board of Directors revisions to Corporate Governance Principles applicable to the Company.

     The Compensation/Nominating/Governance Committee operates pursuant to a written charter, the current version of which was reaffirmed by the Board of Directors in March 2005 as part of its annual review process. The Compensation/Nominating/Governance Committee held six meetings during 2004. A report of the Compensation/Nominating/Governance Committee regarding executive compensation appears elsewhere in this Proxy Statement.

     THREE-YEAR INDEPENDENT DIRECTOR EVALUATION ("TIDE") COMMITTEE. The members of the TIDE Committee are Ms. Eickhoff and Messrs. Porter, Price and Stecko, who is the Chairman of the Committee. The TIDE Committee, comprised solely of Outside Directors, has the responsibility, among other things, to review the Company's stockholder rights plan at least every three years and, if it deems it appropriate, recommend that the full Board modify or terminate that plan. The TIDE Committee held no meetings in 2004.

     AUDIT COMMITTEE. The members of the Audit Committee are Ms. Eickhoff and Messrs. Macher, Severance and Cramb, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002, and the SEC rules adopted thereunder, and the NYSE listing standards. The Board of Directors has determined that Mr. Cramb qualifies as an "audit committee financial expert" as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

     Management is responsible for the Company's internal controls over the financial reporting process. The independent public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted audit standards and for issuing a report on its audit. The Audit Committee's duty is to oversee and monitor these activities on behalf of the Board of the Directors. Specifically, the Audit Committee has the responsibility, among other things, to: (1) select and approve the compensation of the Company's independent public accountants;
(2) review and approve the scope of the independent public accountants' audit activity and all non-audit services; (3) review with management and the independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities; (4) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight over the financial reporting process; (5) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with business ethics and other policies; (6) review the independence, qualifications and performance of the Company's independent public accountants; (7) provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board of Directors; and
(8) prepare the audit-related report required by the SEC to be included in the Company's annual proxy statement.

     In fulfilling its responsibilities, the Audit Committee reviewed with management and the independent public accountants (a) significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and significant issues, if any, as to the adequacy of the Company's internal controls and any special audit steps adopted in view of material internal control deficiencies; (b) analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company; and (d) the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies. In addition, the Audit Committee has discussed the Company's major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Committee of any instances of fraud relating to employees who have a significant role in the Company's internal controls. The Committee was advised that management was not aware of any such instances of fraud.

     The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board of Directors in March 2005 as part of its annual review process. The Audit Committee held eleven meetings in 2004. A report of the Audit Committee appears elsewhere in this Proxy Statement.

     CONSIDERATION OF DIRECTOR NOMINEES. The Compensation/Nomination/Governance Committee regularly assesses the size of the Board of Directors, the need for expertise on the Board of Directors and whether any vacancies are expected on the Board of Directors due to retirement or otherwise. The Committee's process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term. In the event that vacancies are anticipated, or otherwise arise, the Compensation/Nomination/Governance Committee considers various potential candidates for director which may come to its attention through a variety of sources, including current Board members, stockholders or other persons. In addition, from time to time the Committee will retain a professional search firm to assist it in identifying director candidates, for which the firm generally receives a fee. All candidates for director are evaluated at regular or special meetings of the Compensation/Nomination/Governance Committee. In evaluating and determining whether to recommend a person as a candidate for election as a director, the Compensation/Nomination/Governance Committee considers the qualification standards set forth in the Company's Corporate Governance Principles, including: (1) personal and professional ethics, integrity and values; (2) an ability and willingness to undertake the requisite time commitment to Board functions; (3) independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations; (4) age, which must be less than 72; (5) the potential impact of service on the board of directors of other public companies, including competitors of the Company; and (6) an absence of employment at a competitor of the Company.

     The Compensation/Nominating/Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. A stockholder of the Company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by the Company's By-laws, in writing to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. In the event, however, that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. Following verification of the stockholder's status, the Compensation/Nomination/Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed above to determine whether the nominee is qualified for service on the Company's Board of Directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in the Company's By-laws and stockholder status, and the initial analysis performed by the Compensation/Nomination/Governance Committee, a person nominated by a stockholder for election to the Board of Directors is treated like any other potential candidate during the review process by the Compensation/Nomination/Governance Committee.

     COMMUNICATIONS WITH THE DIRECTORS. Anyone who has a concern about the Company's conduct, or about the Company's accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, the Company's lead independent director (Mr. Stecko) or any other non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by the Company's Chief Compliance Officer and General Counsel, or his designee (unless he or she is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The

Company's corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

     Stockholders wishing to communicate with the Board of Directors, any non-employee director or the Audit Committee may do so by writing to the Company's Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. The Company maintains a separate, internal system for the receipt of communications from employees.

COMPENSATION OF DIRECTORS

     FEE STRUCTURE. In 2004, each Outside Director was paid an annual retainer fee of $50,000 for service on the Board of Directors. In general, 100% of the retainer fee is to be paid in the form of common stock equivalents (the "directors' stock equivalents"), as described below. A director may elect, however, to have up to 40%, or $20,000, of the fee paid in cash. The Outside Directors also receive meeting attendance fees, committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash, but at the option of the director may be paid in directors' stock equivalents. Outside Directors receive $1,000 for each meeting of the Board of Directors attended. Outside Directors who are members of the Audit Committee and Compensation/Nominating/Governance Committee receive $1,000 for each in-person meeting, and $500 for each telephonic meeting, of the respective committee attended. In 2004, each Outside Director who served as a Chairman of the Audit Committee or the Compensation/Nominating/ Governance Committee was paid a fee of $8,000 per chairmanship. Also, the lead independent director was paid a $6,000 retainer fee for serving as the chairman and primary spokesman when the Board of Directors meets in executive session. Outside Directors who serve as members of the Audit Committee or Compensation/Nomination/Governance Committee are paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee receive $1,000 plus expenses for each meeting of that committee attended.

     COMMON STOCK EQUIVALENTS/OPTIONS. As described above, all or a portion of an Outside Director's retainer fee is generally paid in common stock equivalent units. These directors' stock equivalents are payable in cash or, at the Company's option, shares of common stock after an Outside Director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents are issued at 100% of the fair market value on the date of the grant.

     In addition, each Outside Director generally receives an annual grant of an option to purchase up to 5,000 shares of common stock in January. Directors' options: (a) are granted with per share exercise prices equal to 100% of the fair market value of a share of common stock on the day the option is granted;
(b) beginning in 2005, have terms of seven years (for prior periods, the terms were ten years); and (c) generally, will fully vest six months from the grant date. Once vested, the directors' options will be exercisable at any time during the option term.

In early 2005, the Board granted options to purchase an additional 6,475 and 1,502 shares to Mr. Cramb and Ms. Warner, respectively. These grants were designed to compensate these directors for the partial-year periods (from March 2003 through December 2003, in the case of Mr. Cramb, and from October 2004 through December 2004, in the case of Ms. Warner) during which these directors served on the Board but had not yet received an annual option award.

     DEFERRED COMPENSATION PLAN. The Company has a voluntary deferred compensation plan for Outside Directors. Under the plan, an Outside Director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40%, or $20,000, of his or her retainer fee and some or all of his or her meeting fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include stock equivalent units of the Company's common stock, which may be paid out in either cash or, at the Company's option, shares of common stock.

     RESTRICTED STOCK. In partial satisfaction of residual obligations under the discontinued retirement plan for directors, Ms. Eickhoff receives an annual grant of $15,400 in value of restricted shares of the Company's common stock. The restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture if the director ceases to serve on the Board prior to the expiration of the restricted period. This restricted period ends upon Ms. Eickhoff's normal retirement from the Board, unless she is disabled or dies, or the Compensation/Nominating/Governance Committee of the Board, at its discretion, determines otherwise. During the restricted period, Ms. Eickhoff will be entitled to vote the shares and receive dividends.

                           OWNERSHIP OF COMMON STOCK

MANAGEMENT

     The following table shows, as of March 15, 2005, the number of shares of the Company's common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table, below; and (3) all directors and executive officers as a group.

                                                                 SHARES OF
                                                                COMMON STOCK
                                                                (1)(2)(3)(4)
                                                                ------------
DIRECTORS
---------
Charles W. Cramb............................................           6,000
Timothy R. Donovan..........................................         166,209
M. Kathryn Eickhoff.........................................          54,070
Mark P. Frissora............................................         827,780
Frank E. Macher.............................................          30,804
Roger B. Porter.............................................          34,653
David B. Price, Jr. ........................................          63,824
Dennis G. Severance.........................................          32,804
Paul T. Stecko..............................................          38,796
Jane L. Warner..............................................           1,000

NAMED EXECUTIVE OFFICERS
------------------------
Hari N. Nair................................................         270,364
Kenneth R. Trammell.........................................         113,895
Richard P. Schneider........................................         252,078
All executive officers and directors as a group (18
  individuals)..............................................       2,471,279(5)

---------------

(1) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for restricted shares and, in the case of Mr. Frissora, 300 shares held by his son (as to which Mr. Frissora disclaims beneficial ownership).

(2) Includes restricted shares. At March 15, 2005, Ms. Eickhoff and Messrs. Donovan, Frissora, Nair, Trammell and Schneider held 17,399, 46,000, 175,000, 46,000, 27,250 and 29,500 restricted shares, respectively. Also includes shares that are subject to options that are exercisable within 60 days of March 15, 2005 for Ms. Eickhoff, Ms. Warner and Messrs. Cramb, Donovan, Frissora, Macher, Porter, Price, Severance, Stecko, Nair, Tram-

                                            (Notes continued on following page.)

    mell and Schneider to purchase 30,000, 0, 5,000, 96,000, 650,000, 27,500,
    30,000, 30,000, 27,500, 30,000, 189,334, 76,250 and 174,000 shares, respectively.

(3) Mr. Frissora beneficially owns approximately 1.9% of the outstanding common stock. Each of the other individuals listed in the table owns less than 1% of the outstanding shares of the Company's common stock, respectively, except for all directors and executive officers as a group, who beneficially own approximately 5.4% of the outstanding common stock.

(4) For Outside Directors, does not include common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at the Company's option, shares of common stock after an Outside Director ceases to serve as a director. At March 15, 2005, the total number of common stock equivalents held by Ms. Eickhoff, Ms. Warner and Messrs. Cramb, Macher, Porter, Price, Severance and Stecko was 22,756, 2,370, 15,784, 27,462, 61,249, 40,554, 43,318 and 40,554, respectively.

(5) Includes 1,758,123 shares that are subject to options that are exercisable within 60 days of March 15, 2005 by all executive officers and directors as a group. Includes 461,982 restricted shares.

CERTAIN OTHER STOCKHOLDERS

     The following table sets forth, as of March 15, 2005, certain information regarding the persons known by the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock (the only class of voting securities outstanding).

                                                    SHARES OF
NAME AND ADDRESS                                   COMMON STOCK    PERCENT OF COMMON
OF BENEFICIAL OWNER(1)                               OWNED(1)      STOCK OUTSTANDING
----------------------                             ------------    -----------------
Barclays Global Investors, NA and related
  entities.......................................   4,205,682(2)               9.65%
  c/o Barclays Global Investors, NA
  45 Fremont Street
  San Francisco, California 94105

---------------

(1) This information is based on information contained in filings made with the SEC regarding the ownership of the Company's common stock.

(2) Barclays Global Investors, NA and various related entities (collectively, "Barclays") have indicated that they have sole voting power over 3,940,076 shares and sole dispositive power over 4,205,682 shares in the aggregate. Barclays has also advised the Company that all shares reflected above are held in trust accounts on behalf of the beneficiaries of those accounts.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation paid by the Company, for the periods indicated, to: (1) the Company's Chief Executive Officer; and (2) each of the next four most highly compensated executive officers, other than the Chief Executive Officer (collectively, the "Named Executives"). The table shows amounts paid to the Named Executives for all services provided to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                             --------------------------------   ------------------------------------
                                                                                        AWARDS             PAYOUTS
                                                                      OTHER     -----------------------   ----------
                                                                     ANNUAL     RESTRICTED   SECURITIES                ALL OTHER
                                                                     COMPEN-      STOCK      UNDERLYING      LTIP       COMPEN-
NAME AND PRINCIPAL POSITION                  SALARY(1)   BONUS(2)   SATION(3)   AWARDS(4)     OPTIONS     PAYOUTS(5)   SATION(6)
---------------------------                  ---------   --------   ---------   ----------   ----------   ----------   ---------
Mark P. Frissora....................  2004   $775,472    $980,750   $ 66,779     $660,000      75,000     $2,437,500   $  9,464
 Chairman, Chief Executive            2003   $753,117    $777,750   $ 91,173     $ 94,250     125,000     $2,427,750   $408,893
 Officer and President                2002   $752,483    $762,500   $179,320     $     --          --     $ 771,289    $  8,349

Timothy R. Donovan..................  2004   $420,348    $402,675   $  4,990     $158,400      18,000     $ 812,500    $  7,986
 Executive Vice President,            2003   $408,414    $348,075   $    364     $ 37,700      55,000     $ 874,605    $  7,579
 General Counsel and Managing         2002   $408,914    $341,250   $  1,127     $     --          --     $ 283,294    $  7,079
 Director -- Asia Pacific

Hari N. Nair........................  2004   $363,353    $402,675   $218,436     $158,400      18,000     $ 812,500    $  7,897
 Executive Vice President and         2003   $342,920    $348,075   $192,263     $ 37,700      55,000     $ 874,605    $  7,331
 Managing Director -- Europe          2002   $343,419    $341,250   $385,446     $     --          --     $ 274,836    $  6,810

Kenneth R. Trammell.................  2004   $336,920    $314,841   $  4,899     $105,600      15,000     $ 731,250    $  7,773
 Senior Vice President and            2003   $233,296    $141,851   $     --     $ 14,398      18,750     $ 261,339    $  6,902
 Chief Financial Officer              2002   $214,641    $113,750   $  1,069     $     --          --     $  31,489    $  6,335

Richard P. Schneider................  2004   $368,511    $237,475   $ 59,770     $105,600      12,000     $ 650,000    $  9,429
 Senior Vice President --             2003   $358,545    $205,275   $     --     $ 20,735      30,000     $ 482,022    $  8,394
 Global Administration                2002   $359,545    $201,250   $    788     $     --          --     $ 199,701    $  6,886

---------------

(1) Includes base salary plus amounts paid in lieu of matching contributions to the Company's 401(k) plans.

(2) Represents amounts paid under the Tenneco Automotive Value Added Incentive Compensation Plan to each Named Executive. Of the payments reflected above for 2004, $76,250 for Mr. Frissora, $34,125 for Mr. Donovan, $34,125 for Mr. Nair, $13,791 for Mr. Trammell and $20,125 for Mr. Schneider represents payment of amounts held in the individual's bonus bank after giving effect to prior year (2003) payments. After giving effect to the 2004 payments reflected above, $420,500, $177,450, $177,450, $116,782 and $104,650 remained credited to the bonus bank of Messrs. Frissora, Donovan, Nair, Trammell and Schneider, respectively.

                                            (Notes continued on following page.)

(3) Includes amounts attributable to: (a) the value of personal benefits provided by the Company to Named Executives, which have an aggregate value in excess of $50,000 for the year, such as perquisite allowances and relocation expenses; (b) reimbursement for taxes; and (c) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each personal benefit that exceeds 25% of the estimated value of the total personal benefits reported for the Named Executive, reimbursement for taxes and amounts paid as Dividend Equivalents to the Named Executives were as follows:

NAME                      YEAR                         EXPLANATION
----                      ----                         -----------
Mr. Frissora............  2004   $40,000 perquisite allowance; and $4,971 for
                                 reimbursement of taxes.
                          2003   $40,000 perquisite allowance; and $37,334 for
                                 reimbursement of taxes.
                          2002   $60,000 for club fees; $40,000 perquisite allowance; and
                                 $41,199 for reimbursement of taxes.
Mr. Donovan.............  2004   $4,990 for reimbursement of taxes.
                          2003   $364 for reimbursement of taxes.
                          2002   $1,127 for reimbursement of taxes.
Mr. Nair................  2004   $185,473 for reimbursements and costs related to
                                 expatriate assignment; and $2,638 for reimbursement of
                                 taxes.
                          2003   $167,915 for reimbursements and costs related to
                                 expatriate assignment; and $6,790 for reimbursement of
                                 taxes.
                          2002   $358,891 for reimbursements and costs related to
                                 expatriate assignment; and $6,856 for reimbursement of
                                 taxes.
Mr. Trammell............  2004   $4,899 for reimbursement of taxes.
                          2002   $1,069 for reimbursement of taxes.
Mr. Schneider...........  2004   $30,000 perquisite allowance; and $4,793 for
                                 reimbursement of taxes.
                          2002   $788 for reimbursement of taxes.

(4) Amounts for 2004 represent the dollar value of the restricted shares granted on January 20, 2004 to each of the Named Executives, based upon the closing price of the Company's common stock on the NYSE on January 20, 2004, of $8.80 per share. At December 31, 2004, the total number of restricted shares held by Messrs. Frissora, Donovan, Nair, Trammell and Schneider was 100,000, 28,000, 28,000, 15,250 and 17,500 respectively. The dollar value of these restricted shares on that date was $1,724,000, $482,720, $482,720, $262,910 and $301,700, respectively, based upon the closing price of the Company's common stock on the NYSE on December 31, 2004, of $17.24 per share. Holders of restricted shares are entitled to receive dividends if the Company were to declare and pay such dividends. The restricted shares granted on January 20, 2004 vest three years after the date of grant, subject to the officer's continued employment.

(5) Represents cash settlement of stock equivalent units granted to the Named Executives as described under"-- Long-Term Incentive Plans -- Awards for 2004" and "Tenneco Automotive Inc. Compensa-

                                            (Notes continued on following page.)

    tion/Nominating/Governance Committee Report on Executive Compensation." Cash settlement equals the number of units earned based on the achievement of performance measures multiplied by the Company's average common stock price for the ten trading days immediately following the Company's public announcement of its results of operations for the award year.

(6) Includes amounts attributable during 2004 as follows:

    (a) The dollar values paid by the Company for insurance premiums under the group life insurance plan for Messrs. Frissora, Donovan, Nair, Trammell and Schneider were $2,964, $1,486, $1,397, $1,273 and $1,429, respectively.

    (b) For 2004, the amounts contributed pursuant to the Company's 401(k) plans for the accounts of Messrs. Frissora, Donovan, Nair and Trammell were $6,500 each and for the account of Mr. Schneider was $8,000.

OPTIONS GRANTED IN 2004

     The following table shows the number of options to purchase the Company's common stock granted during 2004 to the persons named in the Summary Compensation Table above.

                                          PERCENT OF
                                         TOTAL OPTIONS
                          SHARES OF       GRANTED TO
                        COMMON STOCK     THE COMPANY'S                                GRANT DATE
                         UNDERLYING        EMPLOYEES     EXERCISE                      PRESENT
                       OPTIONS GRANTED      IN 2004      PRICE(1)   EXPIRATION DATE    VALUE(2)
                       ---------------   -------------   --------   ---------------   ----------
Mr. Frissora.........       75,000           13.3%        $8.68        1/20/2014       $395,250
Mr. Donovan..........       18,000            3.2%        $8.68        1/20/2014       $ 94,860
Mr. Nair.............       18,000            3.2%        $8.68        1/20/2014       $ 94,860
Mr. Trammell.........       15,000            2.7%        $8.68        1/20/2014       $ 79,050
Mr. Schneider........       12,000            2.1%        $8.68        1/20/2014       $ 63,240

---------------

(1) All options were granted with exercise prices equal to 100 percent of the fair market value of a share of the Company's common stock on the date of grant. All options vest one-third on each of the first, second and third anniversaries of the grant date.

(2) The Black-Scholes valuation was performed using the following assumptions:
    43.56% volatility, risk free interest rate of 4.08%, 0% expected dividend rate and ten-year option life.

AGGREGATE OPTION EXERCISES IN 2004 AND 2004 YEAR-END OPTION VALUES

     The following table shows the number of shares underlying options to purchase the Company's common stock that were exercised in 2004 by the persons named in the Summary Compensation Table above, as well as the value realized therefrom. This table also shows the number and the value of unexercised in-the-money options held at December 31, 2004 by the persons named in the Summary Compensation Table above.

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                         SECURITIES UNDERLYING OPTIONS          UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               EXERCISED IN 2004                      HELD AT                       HELD AT
                       ----------------------------------        DECEMBER 31, 2004           DECEMBER 31, 2004(1)
                                               VALUE        ---------------------------   ---------------------------
                       OPTIONS EXERCISED      REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       -----------------   --------------   -----------   -------------   -----------   -------------
Mr. Frissora.........       83,333           $1,003,904       583,333        158,334      $6,427,913     $1,764,509
Mr. Donovan..........       53,333           $  696,620       190,000         54,667      $2,294,617     $  647,984
Mr. Nair.............       73,333           $  852,041       165,000         54,667      $2,117,267     $  647,984
Mr. Trammell.........           --                   --        66,250         27,500      $  884,838     $  290,075
Mr. Schneider........           --                   --       160,000         32,000      $1,856,100     $  372,120

---------------

(1) Based on the closing sale price of a share of common stock on the New York Stock Exchange on December 31, 2004.

LONG-TERM INCENTIVE PLANS -- AWARDS FOR 2004

     The following table shows information concerning certain performance-based awards made for 2004 to the persons named in the Summary Compensation Table above.

                                                     NUMBER OF      PERFORMANCE OR
                                                   SHARES, UNITS     OTHER PERIOD
                                                     OR OTHER      UNTIL MATURATION
NAME                                                 RIGHTS(1)        OR PAYOUT
----                                               -------------   ----------------
Mr. Frissora.....................................     150,000            1 year
Mr. Donovan......................................     150,000           3 years
Mr. Nair.........................................     150,000           3 years
Mr. Trammell.....................................     135,000           3 years
Mr. Schneider....................................     120,000           3 years

---------------

(1) Represents award of stock equivalent units made in 2004 which, except in the case of Mr. Frissora, were intended to represent three-year awards. Stock equivalent units generally are earned and payable 1/3 each year, based on the achievement of annual performance goals. The future payouts for 2004, 2005 and 2006 are based on the achievement of a performance goal based on Economic Value Added (EVA(R), a registered trademark of Stern Stewart & Co.) improvement and a performance goal based on stock price appreciation. To earn any portion of the yearly scheduled vesting under the awards, the Company must at least meet its EVA performance goal for that year. If that goal is met, the stock equivalent

                                            (Notes continued on following page.)

    units are earned (up to a maximum of 100% of the units) based on the Company's stock price appreciation over the year. Stock equivalent units are payable yearly in cash in an amount equal to the number of units earned multiplied by the value per share of the Company's common stock at the time of payment (as determined in accordance with the terms of the grant). EVA is generally defined as operating profits minus the annual cost of capital. Mr. Frissora's stock equivalent units are earned and payable at the end of one year, based on the EVA and stock price criteria described above, reflecting the Compensation/ Nominating/Governance Committee's desire to re-evaluate Mr. Frissora's awards on an annual basis. The number of stock equivalent units listed in this column represents the maximum number of units that may be earned under the award.

PENSION PLAN TABLE

     The following table shows the aggregate estimated total annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan, the Tenneco Automotive Retirement Plan for Salaried Employees and Tenneco Automotive's supplemental executive retirement plan to persons in specified remuneration and years of credited participation classifications. In connection with the Spin-Off, Pactiv Corporation became the sponsor of the Tenneco Retirement Plan. The Company adopted a salaried defined benefit pension plan patterned after the Tenneco Retirement Plan. The plan counts service prior to the Spin-Off for all purposes, including benefit accrual, but there will be an offset for benefits accrued under the Tenneco Retirement Plan. Therefore, as to the Company's continuing employees, the benefits described in the table will be provided by a combination of payments from the Tenneco Retirement Plan and the Tenneco Automotive plans. The Company also maintains a key executive pension plan covering executive officers, which will provide benefits, commencing at age 55, of 4% of compensation (salary and bonus) per year of service up to a maximum of 50%, reduced by payments under all other company sponsored qualified and nonqualified defined benefit pension plans.

                                                 YEARS OF CREDITED PARTICIPATION
   ANNUAL      ---------------------------------------------------------------------------------------------------
REMUNERATION        5            10            15            20            25             30              35
------------        -            --            --            --            --             --              --
 $  250,000    $ 19,642.86   $ 39,285.71   $ 58,928.57   $ 78,571.43   $ 98,214.29   $  117,857.14   $  137,500.00
 $  300,000    $ 23,571.43   $ 47,142.86   $ 70,714.29   $ 94,285.71   $117,857.14   $  141,428.57   $  165,000.00
 $  350,000    $ 27,500.00   $ 55,000.00   $ 82,500.00   $110,000.00   $137,500.00   $  165,000.00   $  192,500.00
 $  400,000    $ 31,428.57   $ 62,857.14   $ 94,285.71   $125,714.29   $157,142.86   $  188,571.43   $  220,000.00
 $  450,000    $ 35,357.14   $ 70,714.29   $106,071.43   $141,428.57   $176,785.71   $  212,142.86   $  247,500.00
 $  500,000    $ 39,285.71   $ 78,571.43   $117,857.14   $157,142.86   $196,428.57   $  235,714.29   $  275,000.00
 $  550,000    $ 43,214.29   $ 86,428.57   $129,642.86   $172,857.14   $216,071.43   $  259,285.71   $  302,500.00
 $  600,000    $ 47,142.86   $ 94,285.71   $141,428.57   $188,571.43   $235,714.29   $  282,857.14   $  330,000.00
 $  650,000    $ 51,071.43   $102,142.86   $153,214.29   $204,285.71   $255,357.14   $  306,428.57   $  357,500.00
 $  700,000    $ 55,000.00   $110,000.00   $165,000.00   $220,000.00   $275,000.00   $  330,000.00   $  385,000.00
 $  750,000    $ 58,928.57   $117,857.14   $176,785.71   $235,714.29   $294,642.86   $  353,571.43   $  412,500.00

                                                 YEARS OF CREDITED PARTICIPATION
   ANNUAL      ---------------------------------------------------------------------------------------------------
REMUNERATION        5            10            15            20            25             30              35
------------        -            --            --            --            --             --              --
 $  800,000    $ 62,857.14   $125,714.29   $188,571.43   $251,428.57   $314,285.71   $  377,142.86   $  440,000.00
 $  850,000    $ 66,785.71   $133,571.43   $200,357.14   $267,142.86   $333,928.57   $  400,714.29   $  467,500.00
 $  900,000    $ 70,714.29   $141,428.57   $212,142.86   $282,857.14   $353,571.43   $  424,285.71   $  495,000.00
 $  950,000    $ 74,642.86   $149,285.71   $223,928.57   $298,571.43   $373,214.29   $  447,857.14   $  522,500.00
 $1,000,000    $ 78,571.43   $157,142.86   $235,714.29   $314,285.71   $392,857.14   $  471,428.57   $  550,000.00
 $1,050,000    $ 82,500.00   $165,000.00   $247,500.00   $330,000.00   $412,500.00   $  495,000.00   $  577,500.00
 $1,100,000    $ 86,428.57   $172,857.14   $259,285.71   $345,714.29   $432,142.86   $  518,571.43   $  605,000.00
 $1,150,000    $ 90,357.14   $180,714.29   $271,071.43   $361,428.57   $451,785.71   $  542,142.86   $  632,500.00
 $1,200,000    $ 94,285.71   $188,571.43   $282,857.14   $377,142.86   $471,428.57   $  565,714.29   $  660,000.00
 $1,250,000    $ 98,214.29   $196,428.57   $294,642.86   $392,857.14   $491,071.43   $  589,285.71   $  687,500.00
 $1,300,000    $102,142.86   $204,285.71   $306,428.57   $408,571.43   $510,714.29   $  612,857.14   $  715,000.00
 $1,350,000    $106,071.43   $212,142.86   $318,214.29   $424,285.71   $530,357.14   $  636,428.57   $  742,500.00
 $1,400,000    $110,000.00   $220,000.00   $330,000.00   $440,000.00   $550,000.00   $  660,000.00   $  770,000.00
 $1,450,000    $113,928.57   $227,857.14   $341,785.71   $455,714.29   $569,642.86   $  683,571.43   $  797,500.00
 $1,500,000    $117,857.14   $235,714.29   $353,571.43   $471,428.57   $589,285.71   $  707,142.86   $  825,000.00
 $1,550,000    $121,785.71   $243,571.43   $365,357.14   $487,142.86   $608,928.57   $  730,714.29   $  852,500.00
 $1,600,000    $125,714.29   $251,428.57   $377,142.86   $502,857.14   $628,571.43   $  754,285.71   $  880,000.00
 $1,650,000    $129,642.86   $259,285.71   $388,928.57   $518,571.43   $648,214.29   $  777,857.14   $  907,500.00
 $1,700,000    $133,571.43   $267,142.86   $400,714.29   $534,285.71   $667,857.14   $  801,428.57   $  935,000.00
 $1,750,000    $137,500.00   $275,000.00   $412,500.00   $550,000.00   $687,500.00   $  825,000.00   $  962,500.00
 $1,800,000    $141,428.57   $282,857.14   $424,285.71   $565,714.29   $707,142.86   $  848,571.43   $  990,000.00
 $1,850,000    $145,357.14   $290,714.29   $436,071.43   $581,428.57   $726,785.71   $  872,142.86   $1,017,500.00
 $1,900,000    $149,285.71   $298,571.43   $447,857.14   $597,142.86   $746,428.57   $  895,714.29   $1,045,000.00
 $1,950,000    $153,214.29   $306,428.57   $459,642.86   $612,857.14   $766,071.43   $  919,285.71   $1,072,500.00
 $2,000,000    $157,142.86   $314,285.71   $471,428.57   $628,571.43   $785,714.29   $  942,857.14   $1,100,000.00
 $2,050,000    $161,071.43   $322,142.86   $483,214.29   $644,285.71   $805,357.14   $  966,428.57   $1,127,500.00
 $2,100,000    $165,000.00   $330,000.00   $495,000.00   $660,000.00   $825,000.00   $  990,000.00   $1,155,000.00
 $2,150,000    $168,928.57   $337,857.14   $506,785.71   $675,714.29   $844,642.86   $1,013,571.43   $1,182,500.00
 $2,200,000    $172,857.14   $345,714.29   $518,571.43   $691,428.57   $864,285.71   $1,037,142.86   $1,210,000.00

---------------

NOTES:

1. The benefits shown above are computed as a straight life annuity and are based on years of credited participation and the employee's average compensation, which is comprised of salary and bonus. These benefits are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2004, the credited participation for Messrs. Frissora, Donovan, Nair, Trammell and Schneider was 7 years/9 months, 4 years/5 months, 16 years/

                                            (Notes continued on following page.)

   9 months, 7 years/8 months and 9 years/5 months, respectively. See the Summary Compensation Table above for salary and bonus information for these individuals.

2. If Mr. Frissora completes 10 years of service in the period commencing January 1, 1999, he will be entitled to benefits commencing at age 55 of at least 40% of his average salary plus bonus determined over a three-year period.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company maintains a key executive change-in-control severance benefit plan. The purpose of the plan is to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "change-in-control" of the Company, as that term is defined in the plan. The plan is designed to achieve this purpose through the provision of severance benefits for key employees and officers whose positions are terminated following a change-in-control as provided in the plan. Under the plan, a severed executive would receive a cash payment equal to three or two times, depending on his or her grouping under the plan, (1) his or her base salary plus, (2) the higher of
(a) his or her average bonuses for the prior three years (or such shorter period as the executive had been employed by the Company) and (b) his or her targeted annual bonus in effect immediately prior to the change in control. The Company expects that Messrs. Frissora, Donovan, Nair, Trammell and Schneider would have become entitled to receive payments from the Company in the amount of $4,265,700, $2,050,287, $1,885,890, $1,659,633 and $1,569,093, respectively, had their positions been terminated on December 31, 2004 following a change-in-control. In addition, restricted shares held in the name of those individuals under restricted stock plans would have automatically reverted to the Company, and the Company would have been obliged to pay those individuals the fair market value of those restricted shares. Their stock equivalent units would also have been fully vested and paid and their stock options would have been fully vested.

     Each of the Named Executives, other than Mr. Trammell, is a party to an agreement with the Company which sets forth certain terms and conditions of his employment with the Company. Each of the employment agreements provides that, under the Company's change-in-control severance benefit plan, the relevant Named Executive's cash payment in connection with a change-in-control termination will equal three times the total of his then current base salary plus the higher of
(i) his highest annual target bonus over the prior three years and (ii) his average bonuses for the prior three years (or if shorter, his period of service to the Company). Each of the employment agreements also provides that, other than in connection with a change-in-control, if the relevant Named Executive's employment is terminated by the Company other than for death, disability or nonperformance of duties, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards would be vested, subject to Board approval, and his stock options would remain exercisable for at least 90 days. Pursuant to the terms of their employment agreements, certain of the Named Executives are guaranteed a minimum annual base salary/minimum annual target bonus as follows: Mr. Frissora, $640,000/$590,000; Mr. Donovan, $301,600/$155,000; Mr. Nair, $305,000/$273,000; and Mr. Schneider,
$327,600/$155,000.

           TENNECO AUTOMOTIVE INC. COMPENSATION/NOMINATING/GOVERNANCE
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The executive compensation philosophy, policies, plans and programs of the Company are under the supervision of the Compensation/Nominating/Governance Committee (the "Committee"), which is composed of the directors named below, all of whom are independent for purposes of the rules of the NYSE. The Committee operates under a written charter. The Committee has furnished the following report on executive compensation:

COMPENSATION PHILOSOPHY

     The basic philosophy underlying the Company's executive compensation policies, plans and programs is that executive and stockholder financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance.

     Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other Named Executives, as well as other executives of the Company, has been structured to:

      -- Reinforce a results-oriented management culture with executive pay that varies according to performance.

      -- Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value.

      -- Align the interests of the Company's executives and stockholders through equity-based compensation awards.

      -- Provide executive compensation packages that attract, retain, and motivate executives of the highest qualifications and ability.

     Based on these objectives, the executive compensation program has been designed to promote appropriate levels of compensation derived from several sources: salaries; annual cash incentive awards; stock ownership opportunities; and other benefits typically offered to executives by major corporations.

     The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels, for comparable companies, when financial and qualitative targets are met. In determining competitive compensation for each of the components of executive compensation described below, the Committee engages a nationally recognized, independent compensation consulting firm which reports directly to the Committee.

     In making its determinations, the Committee generally reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting the Company. Historically, this information has included data regarding companies believed to be comparable to the Company in terms of industry (i.e., automotive parts manufacturing), total revenues, number of employees, capitalization or other factors. For 2004, the Committee examined specific data regarding a comparison group comprised of 22 manufacturing companies -- including many automotive parts manufacturers -- selected to reflect a balance of automotive sector and other traditional manufacturing companies, as well as other data presented to the Committee from time to time by the Committee's independent compensation consulting firm. The specific comparison group was selected from survey data regarding several hundred companies reviewed and reported to the Committee by the Committee's independent compensation consulting firm. The data was weighted based on the size of revenues of the comparison companies. The companies selected for compensation survey purposes are not identical to the automotive industry peer group shown in the stock Performance Graph appearing elsewhere in this Proxy Statement. The Committee does not limit its review for compensation purposes to the automotive peer group companies because it believes that individual employment determinations are often driven by factors beyond those that are solely industry-specific.

     Salary levels are structured based upon reputable survey data for the comparable companies. The Company's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his/her potential total compensation is based on performance (both individual and corporate), and a lesser portion is comprised of salary, causing greater potential variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being derived from compensation plans where the executive's compensation level varies in accordance with the market price of the Company's common stock.

     In designing and administering the components of the executive compensation program, the Committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

TOTAL EXECUTIVE COMPENSATION

     Total executive compensation has two major components: (1) annual cash compensation comprised of salary and bonus; and (2) long-term and stock-based incentives comprised of some combination of stock options, performance-based shares or share equivalents and restricted stock. The following is a description of each of the components of the executive compensation program, along with a discussion of the decisions of and action taken by the Committee with regard to 2004 compensation.

  Salary and Bonus Compensation

     An executive's annual cash compensation consists primarily of a base salary plus amounts paid in lieu of Company matching contributions to the Company's 401(k) plans (when Internal Revenue Service maximums are reached) and bonuses under the Company's executive incentive compensation plan, the Tenneco Automotive Value Added Incentive Compensation Plan ("TAVA Plan"). Each year, the Committee reviews with the CEO and the senior human resources executive of the Company an annual salary and bonus target plan for the Company's executives and other key management personnel (excluding the CEO), following which the Committee approves that plan with changes that the Committee deems appropriate. The salary and bonus target plan that is developed is based on competitive market data and on assessments of past and anticipated future performance. The Committee employs competitive market data for directional and guideline purposes in combination with corporate, divisional and individual performance results. The Committee also reviews (with the assistance of the senior human resources executive and the nationally recognized, independent compensation consultant engaged by the Committee) and sets the salary and bonus target of the CEO based on similar information and criteria and the Committee's assessment of his past performance with the Company and its expectations as to his future contribution in leading the Company. For 2004, the Committee, based on the survey data, awarded 3% increases in 2004 executive salaries over 2003. The 2004 salary levels established for the Company's executives are designed to be, in general, in the 50th percentile range when compared to the salaries set by the companies in the compensation surveys reviewed by the Committee as described above. The target bonus levels established for the Company's executives for 2004 were also designed to be, in general, in the 50th percentile range when compared to target bonus levels set by the companies in the compensation surveys reviewed by the Committee.

     Annual performance goals are established under the TAVA Plan at the beginning of each year for purposes of determining incentive awards for that year. The performance goals are generally developed, initially, by an independent consulting firm with expertise in incentive programs. The firm's recommended performance goals, after being reviewed by senior management, are reviewed and approved by the Committee, with such changes as the Committee determines appropriate. At the conclusion of each year, the Committee approves incentive award payments to executives based on the degree of achievement of the goals established at the beginning of that year and on judgments of individual performance as follows: (i) 75% of an individual's bonus is tied to the Company's achievement of EVA(R)(1) objectives, and (ii) 25% of an individual's bonus is based on judgmental considerations.

---------------
(1) EVA is after-tax operating profit minus the annual cost of capital. EVA is a registered trademark of Stern Stewart & Co.

     The portion of an individual's bonus under the TAVA Plan that is tied to EVA performance is calculated as follows: Each year, the individual's reserve account under the TAVA Plan -- also known as the "bonus bank" -- is credited with a bonus accrual (the "EVA-based bonus") equal to 75% of his or her total bonus target (the "EVA-based target") multiplied by a Company performance factor that is based upon the amount of improvement or deterioration in EVA. If the annual EVA improvement is in excess of the targeted EVA improvement, the Company performance factor will be a positive number in excess of one. If the annual EVA improvement is less than the targeted EVA improvement, the Company performance factor will be a number that is less than one or even less than zero. Because of this, the EVA-based bonus for any year may be a positive or negative number. For any year, an individual's payout is equal to the sum of: (i) his or her EVA-based bonus for that year, if positive (but not exceeding 120% of his or her EVA-based target), plus (ii) one-third of the individual's remaining bonus bank as of the end of that year, if any. The value of an individual's bonus bank reserve account may be positive or negative. The bonus bank functions to ensure that any extraordinary EVA improvements are sustained before extraordinary bonus awards are paid out. In addition, negative bonus bank balances are carried forward to offset future bonuses to enhance accountability for sustained positive performance over the long-term. Except for certain circumstances, such as disability, death or retirement, any bonus bank is forfeited when an individual terminates employment with the Company.

     The portion of an individual's bonus that is discretionary under the TAVA Plan (25%) is determined by the Committee based on factors which take into account the relative performance of the Company versus its peers in key areas such as improvements in working capital and SGA&E (selling, general and administrative expenses) as a percentage of sales, technology leadership, improvements in EBITDA (earnings before interest, income taxes, depreciation and amortization) margins, performance of the Company's stock, management retention goals, overall market and industry conditions, the degree of difficulty in meeting targets, contribution to overall corporate performance, including efforts to deleverage the Company's balance sheet, environmental and safety performance, quality initiatives and equal employment and diversity performance.

     For 2004, bonus awards under the TAVA Plan were declared at 175% of the aggregate targeted bonus amount for each executive. Because the TAVA Plan has a bonus bank feature, cash payouts for these 2004 bonuses were, on average, made at 147.5% of the aggregate targeted bonus amount for each executive. For example, if an average executive had an aggregate 2004 target bonus of $100,000, he or she would have been awarded a declared bonus of $175,000 for 2004, but would have received a cash payment of $147,500 for 2004. The difference would remain in his or her bonus bank and, together with amounts remaining in the bonus bank for prior years' bonus declarations, be subject to forfeiture or payout in future periods.

     As described above, the Company's performance against its EVA objectives accounted for 75% of each executive's bonus. The Company achieved performance goals commensurate with 200% payout of this portion of executives' bonuses based on its 2004 EVA objectives. Based on this performance level, under the TAVA Plan, only 120% of the executives' 2004 EVA-based target bonuses were eligible for payout for 2004. An amount equal to 80% (200%-120%) of the executives' 2004 EVA-based target bonuses was credited to the bonus bank, with 1/3 of each executive's aggregate remaining bonus bank (after giving effect to the 120% payout) eligible for payout for 2004. Payout of the remaining 25% of each executive's bonus amount is discretionary and was established by the Committee based on the various subjective factors described above. Weighing these factors, the Committee determined that the 25% discretionary portion of each executive's bonus would be declared at 100% of the targeted bonus amount. After giving effect to the 2004 payouts, an aggregate of approximately $11 million remained credited to the bonus bank under the TAVA Plan.

     In making its determinations, the Committee noted in particular that the Company's stock price had improved approximately 158% during 2004, from a closing price of $6.69 on December 31, 2003 to $17.24 on December 31, 2004. The Committee also noted the Company's significant operational achievements for 2004, including achieving the highest revenues in the Company's history as a stand-alone company of $4.2 billion, the successful refinancing of the Company's senior subordinated debt in November 2004 (expected to generate $15 million in annualized interest expense savings) and being awarded significant new business expected to launch in 2005 and beyond. As a result of these achievements, the total compensation paid to the Company's executives for 2004, including the long-term and stock-based incentives described below, was at approximately the 75th percentile when compared to total compensation paid to executives by the companies in the compensation surveys reviewed by the Committee.

  Long-Term and Stock-Based Incentives

     The Company's long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan -- the 2002 Long-Term Incentive Plan as amended in 2003 -- permits the granting of a variety of awards including stock options, restricted stock, stock equivalent units and performance units. The Company's former plans were structured similarly.

     These awards are based on an analysis of competitive levels of similar awards and an assessment of individual performance. As an individual's level of responsibility increases, a greater portion of variable performance-related compensation will be in the form of long-term and stock-based awards.

     Each year, the Committee reviews outstanding long-term and stock based awards for the Company's executives, typically at its meeting held in January. Based on this review, the

Committee determines whether and to what extent to make additional awards for the ensuing year. For 2004, the Committee implemented a long-term and stock-based compensation program for the Company's executives that is comprised of (1) stock options which generally vest in 1/3 increments over three years,
(2) awards of restricted stock which vest at the end of three years, and (3) cash-settled stock equivalent units which are (except in the case of Mr. Frissora) payable in 1/3 increments at the end of each of 2004, 2005 and 2006 based on the achievement of EVA and stock price performance targets (see below for a discussion of Mr. Frissora's stock equivalent unit awards). For 2005, the Committee intends to discontinue its policy of awarding restricted stock that vests in its entirety after three years and to replace this component of the Company's long-term compensation with restricted stock that vests in 1/3 increments over three years.

     For 2004, the Committee has granted long-term awards to the Company's executives with values as of their grant dates, calculated based on the Committee's assumptions regarding performance levels, interest rates and other factors, that were designed to place the executives in the 50th percentile range when compared to the value of similar awards granted by peer companies to their executives.

     At the beginning of 2004, the Committee made awards to the Company's executives that included options, restricted stock and cash-settled stock equivalent units as described above. The Committee made its determinations consistent with the philosophy described above, specifically noting the amount of outstanding stock option, stock equivalent unit, performance unit and restricted stock awards that had been granted to Company executives. In making its award determinations, the Committee also noted in particular the achievements made by the Company during 2003, including stock price improvement of approximately 62% during 2003, achieving $176 million of operating income, reducing net debt by $105 million from the end of 2002 to the end of 2003 and being awarded significant new business.

     For 2004, the annually scheduled cash payout under the stock equivalent unit awards described above was made in early 2005. Based on the Company's achievement of EVA and stock price appreciation targets established for 2004, award holders earned 100% of their targeted number of units for 2004, which is the maximum number of units that could be earned for the year. The cash payouts were equal to the number of units earned multiplied by the average of the closing prices of the Company's common stock for the ten trading days immediately following the Company's public announcement of its results of operations for 2004 ($16.25). As a result of the Company's performance in 2004, the total compensation paid to the Company's executives for 2004, including the salary and bonus payments described above, was at approximately the 75th percentile when compared to total compensation paid to executives by the companies in the compensation surveys reviewed by the Committee.

CEO COMPENSATION

     For 2004, Mr. Frissora's base salary and bonus target were set at $751,900 and $670,000, respectively, to reflect his leadership of Tenneco Automotive in implementing and sustaining various restructuring plans, process improvement programs and other strategic initiatives in a continuingly difficult economic and automotive industry environment. His 2004 base salary reflected a 3% increase over his 2003 base salary, consistent with the general Committee policy regarding salary increases for Company executives in 2004. Mr. Frissora's 2004 base salary and bonus target were slightly below the 50th percentile of base salaries and target bonuses set for chief executive officers of the comparable companies surveyed. For 2004, the Committee approved the payment of $980,750 to Mr. Frissora as his 2004 incentive award under the TAVA Plan. This amount was based on a (1) a declared 2004 award of $1,005,000 under the EVA-based portion of the TAVA Plan, of which, by the terms of the plan, $603,000 was automatically paid to Mr. Frissora and $402,000 was credited to his bonus bank, (2) payment of 1/3 of Mr. Frissora's aggregate bonus bank, or $210,250, and (3) payment of $167,500 under the discretionary portion of the TAVA Plan. The amount of Mr. Frissora's incentive award was based on the same factors as described above with respect to the 2004 bonuses paid to the Company's other executives, including his overall leadership in driving the Company to the performance improvements described above under "-- Salary and Bonus Compensation." In addition, the Committee noted Mr. Frissora's strong individual performance against his personal objectives in areas such as: improved business profitability, incremental business growth, commercialization of new technologies, improvement in the Company's productivity initiatives, improved customer and employee satisfaction and the improvement in the Company's balance sheet. After giving effect to this payment, $420,550 remained credited to Mr. Frissora's bonus bank under the TAVA Plan. In January 2004, in recognition of the Company's substantial operational improvements for 2003 (as described above under "-- Long-Term and Stock-Based Incentives") and a desire to provide incentives for further achievements, the Committee awarded stock options, restricted stock and stock equivalent units to Mr. Frissora as reflected under "Executive Compensation." Unlike the stock equivalent unit awards made to the Company's other executives (which cover three years and vest in one year increments), the award made to Mr. Frissora was for one year only, providing for yearly re-evaluation by the Committee. In early 2005, Mr. Frissora's 2004 stock equivalent unit award was paid at the earned level as described above for the Company's other executives. As a result of the Company's strong performance in 2004 as described above, the total compensation paid to Mr. Frissora for 2004 was at approximately the 75th percentile of compensation paid to chief executive officers of the comparable companies surveyed.

TAX LIMITATIONS ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the

CEO or a Named Executive who is employed on the last day of the year; provided, however, non-discretionary "performance based compensation" is excluded from this $1 million limitation.

     The Committee has reviewed section 162(m) and its related regulations and feels that the Company's current compensation program and policies are appropriate. The Committee structures the Company's compensation programs to support organizational goals and priorities and stockholder interests. The Committee seeks to preserve the tax deductibility of executive compensation to the extent practicable and consistent with this philosophy. Because the Committee retains certain discretion under the executive incentive program to account for individual performance in making bonus awards, amounts payable to the designated officers under the program may not be fully deductible where the section 162(m) $1 million deduction limitation is otherwise reached. The Committee believes this ability to exercise discretion, considered with the fact that the 2004 salary and bonus paid to the Company's most highly compensated executive only slightly exceeded $1 million, is in the best interests of the Company and its stockholders. The stock equivalent unit, performance unit and stock option awards made under the Company's long-term incentive plans, however, are generally designed to incorporate the applicable requirements for "performance-based compensation" for purposes of section 162(m).

SUMMARY

     In addition to its stated policies, the Committee's guidelines are evolving to include compensation practices that:

      -- Promote creativity, innovation and calculated risk-taking to achieve outstanding business results.

      -- Encourage reward systems that are simple, credible and common across all segments of the organization.

      -- Make the Company a great place to work that values diversity and inclusiveness in order to attract world-class employees at all levels around the globe.

     The Committee believes that the caliber and motivation of management and the leadership of its Chief Executive Officer are critical factors in the ability of the Company to achieve sustainable competitive advantage, which should result in maximum stockholder value. The

Committee will continue to emphasize long-term and stock-based incentives for executives as the most important component of total compensation.

       Compensation / Nominating / Governance Committee

              David B. Price, Jr. -- Chairman
              Roger B. Porter
              Paul T. Stecko
              Jane L. Warner

                               PERFORMANCE GRAPH

     The performance graph presented below provides the cumulative total stockholder return for Tenneco Automotive Inc. The performance graph compares the cumulative total stockholder return on the Company's common stock from December 31, 1999 through December 31, 2004 with the Standard & Poor's 500 Stock Index and a peer group of companies chosen by the Company (the "Peer Group"). The companies comprising the Peer Group represent other participants in the automotive industry. The performance graph assumes an investment of $100 in each of the Company's common stock, the Standard & Poor's 500 Stock Index and the Peer Group index at the beginning of the period described. The performance graph is not intended to be indicative of future stock performance.

                            CUMULATIVE TOTAL RETURN
                    BASED UPON AN INITIAL INVESTMENT OF $100
                 ON DECEMBER 31, 1999 WITH DIVIDENDS REINVESTED

[PERFORMANCE GRAPH]

                            31-Dec-99   31-Dec-00   31-Dec-01   31-Dec-02   31-Dec-03   31-Dec-04
  Tenneco Automotive Inc.     $100         $33         $23         $45        $ 74        $191
  S&P 500                     $100         $91         $80         $62        $ 80        $ 89
  Peer Group Index            $100         $70         $91         $70        $111        $118

-------------------------

NOTES:

1. Cumulative total stockholder return is based on share price appreciation plus the reinvestment of dividends.

2. Cumulative total stockholder return for the Peer Group is based on the market capitalization weighted cumulative total stockholder return of the companies comprising the Peer Group. The Peer Group is comprised of the following companies: Arvin Industries Inc. (through the second quarter of 2000, when it merged with Meritor Automotive), ArvinMeritor, Inc. (formerly known as Meritor Automotive Inc.), BorgWarner Inc., Cummins Inc., Dana Corporation, Delphi Corporation, Federal-Mogul Corporation, Lear Corporation, Magna International Inc., Simpson Industries, Inc. (through the third quarter of 2000, when it merged with MascoTech, Inc.), and Tower Automotive Inc.

                           REPORT OF AUDIT COMMITTEE

GENERAL

     The Audit Committee comprises four directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the NYSE listing standards. In addition, the Board has determined that Mr. Cramb qualifies as an "audit committee financial expert" under the applicable SEC rules and all of the members of Audit Committee satisfy the NYSE's financial literacy requirements.

REPORT

     The Audit Committee has furnished the following report:

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with the Company's management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent auditors ("Deloitte & Touche"), the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees" (as amended by Statement on Auditing Standards No. 90) and Regulation S-X Rule 2-07, "Communication with Audit Committees."

     The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Deloitte & Touche its independence from the Company and its management.

     The Audit Committee has considered whether the services rendered by the Company's independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company for the fiscal year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

        Audit Committee

               Charles W. Cramb -- Chairman
               M. Kathryn Eickhoff
               Frank E. Macher
               Dennis G. Severance

              RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     Financial statements of the Company and its consolidated subsidiaries will be included in the Company's Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ending December 31, 2005, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Deloitte & Touche LLP was engaged as the Company's principal independent public accountants for 2002 through 2004. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

AUDIT, AUDIT-RELATED, TAX AND OTHER FEES

     The following table summarizes the aggregate fees and expenses billed to the Company for the fiscal years ended December 31, 2004 and 2003 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche"):

                                                2004         2003
                                             ----------   ----------
Audit fees(a)..............................  $4,330,000   $2,971,000
Audit-related fees(b)......................     244,000      233,000
                                             ----------   ----------
Total audit and audit-related fees.........   4,574,000    3,204,000
Tax fees:
  Compliance and tax audit support(c)......   1,758,000    2,138,000
  Planning and consulting(d)...............     579,000      372,000
                                             ----------   ----------
Total tax fees.............................   2,337,000    2,510,000
All other fees.............................      10,000           --
                                             ----------   ----------
                                             $6,921,000   $5,714,000

---------------

(a)  Audit services in 2004 and 2003 consisted of:

     - Audit of the Company's annual financial statements including audits of subsidiary financial statements required by local country laws

     - Audit of Management's assessment of the Company's internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002

     - Reviews of the Company's quarterly financial statements

     - Comfort letters, consents and other services related to SEC matters

(b)  Audit-related services in 2004 and 2003 consisted of:

     - Employee benefit plan audits

(c) Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings. Tax compliance services in 2004 and 2003 consisted of:

     - Federal, state and local income tax return assistance

     - Sales and use, property and other tax return assistance

     - Transfer pricing documentation

     - Requests for technical advice from taxing authorities

     - Assistance with tax audits and appeals

(d) Tax planning and consulting services are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Tax planning and consulting services in 2004 and 2003 consisted of:

     - Tax advice related to intra-group transactions and restructurings

     - Tax planning related to certain foreign operations

     In considering the nature of the services provided by Deloitte & Touche, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

     At a meeting held in September 2002, shortly after the adoption of the Sarbanes-Oxley Act of 2002 and its provisions regarding audit committee pre-approval of non-audit services provided by a public company's independent public accountants, the Audit Committee approved the continued provision to the Company of audit, audit-related and tax services as described above by Deloitte & Touche. In March 2003, after the SEC's adoption of final rules regarding provision of non-audit services by a public company's independent public accountants, the Audit Committee adopted a pre-approval policy regarding these services. All of the services performed by Deloitte & Touche in 2004 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee at its March 2003 meeting.

     The Audit Committee's pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that Deloitte & Touche may perform. The policy requires that, each fiscal year, a description of the services (the "Service List") expected to be performed by Deloitte & Touche in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

     Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year. Any proposed service exceeding 120% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy card to vote all Proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

                       SOLICITATION OF PROXIES AND VOTING

     Stockholders may specify their choices by marking the appropriate boxes on the enclosed Proxy card. Alternatively, in lieu of returning signed Proxy cards, stockholders can submit a Proxy over the Internet or by calling a specially designated telephone number which appears on the Proxy cards. These Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to provide their voting instructions and confirm the proper recording of those instructions. Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed Proxy card.

     All properly completed, unrevoked Proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written Proxy card does not specifically direct the voting of shares covered, the Proxy will be voted
(i) FOR the election of all nominees for election as director described in this Proxy Statement, (ii) FOR the ratification of the appointment of Deloitte & Touche LLP, and (iii) in accordance with the judgment of the persons named in the Proxy as to such other matters as may properly come before the Annual Meeting.

     A Proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated Proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed Proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

     The cost of solicitation of Proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson Shareholder Communications Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $25,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and beneficial owners of 10 percent or more of a registered class of the Company's equity securities (collectively, "Reporting Persons") to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that Reporting Persons furnish the Company with copies of all such forms they file with the SEC.

     Based solely upon its review of such forms furnished to the Company during 2004, and upon the written representations received by the Company from certain of the Company's directors and executive officers that no Forms 5 were required, the Company has determined that no Reporting Persons known to it were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, other than the following: In January 2004, a Form 4 was filed on behalf of Mark P. Frissora reporting the grant by the Company to him of an option to purchase common stock. The Form 4 reported that the amount of common stock subject to the option was 50,000 shares; it was subsequently determined that the amount was 75,000 shares. This was discovered after Mr. Frissora's Form 4 was filed in January 2004 and has since been reported on an amended Form 4. Also in early 2004, a Form 4 was filed for each of Frank E. Macher and David B. Price, Jr., reporting the grant of stock equivalent units as payment of director fees. These filings, the first required for these directors in electronic format and filed by the Company on behalf of the directors, were prepared in a timely fashion but were not timely filed because the directors' EDGAR codes in the Company's possession were discovered to be non-functional upon submission of the Forms 4 to the SEC. Corrected codes were obtained and the Forms 4 were promptly filed. In October 2004, Jane L. Warner was appointed to the Board of Directors. Her appointment was announced by the Company pursuant to a press release. Due to a miscommunication regarding Ms. Warner's EDGAR codes, her Form 3, which showed no beneficial ownership of Company stock, was filed four days late. The Company believes that no other Reporting Persons failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, 2004.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     Directions to withhold authority, abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

     Assuming the presence of a quorum, the affirmative vote of (1) a plurality of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors and (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Deloitte & Touche LLP as the Company's independent public accountants.

     Because the election of directors is determined on the basis of a plurality of the votes cast, directions to withhold authority have no effect on the election of directors. Because the vote standard for the approval of Deloitte & Touche LLP is a majority of shares present and entitled to vote, abstentions have the effect of a vote against and broker non-votes would have no effect on the proposal.

                           INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement is incorporated by reference in any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this Proxy Statement entitled "Executive Compensation -- Tenneco Automotive Inc. Compensation/Nominating/Governance Committee Report on Executive Compensation," "Performance Graph," and "Report of Audit Committee" will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS -- INCLUSION IN COMPANY PROXY STATEMENT

     For a stockholder proposal to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2006, the proposal must be received by the Company by December 1, 2005.

OTHER STOCKHOLDERS PROPOSALS -- DISCRETIONARY VOTING AUTHORITY AND BY-LAWS

     With respect to stockholder proposals not included in the Company's proxy statement and form of proxy, the Company may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to the Company by the date determined under the Company's By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in the Company's proxy statement. The Company's By-laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under the Company's By-laws, a proposal for the 2006 annual meeting not included by or at the direction of the Board must be received not earlier than January 10, 2006, nor later than February 9, 2006.

                                         KARL A. STEWART
                                            Secretary
                            ------------------------

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO TIMOTHY R. DONOVAN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND MANAGING DIRECTOR-ASIA PACIFIC, 500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS 60045.

                                           NOTICE OF ANNUAL
                                           MEETING AND
                                           PROXY STATEMENT
                                           -------------------------------------

                                           ANNUAL MEETING
                                           OF STOCKHOLDERS
                                           MAY 10, 2005

                                           TENNECO
                                           AUTOMOTIVE INC.
                                           500 NORTH FIELD DRIVE, LAKE FOREST,
                                           ILLINOIS 60045

                                                 (TENNECO AUTOMOTIVE LOGO)

TENNECO AUTOMOTIVE INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045                            [TENNECO AUTOMOTIVE LOGO]

                                                                   April 1, 2005

Dear Benefit Plan Participant:

     The Annual Meeting of the Stockholders of Tenneco Automotive Inc. is scheduled to be held Tuesday, May 10, 2005, at 10:00 a.m., local time, at the Company's headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice and Proxy Statement, which is being sent to all registered stockholders in connection with the Annual Meeting, is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Automotive Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for director named in the Proxy Statement, FOR the approval of the appointment of Deloitte & Touche LLP as independent public accountants for 2005, and in the discretion of the proxies on all other matters as may be properly brought before the Annual Meeting.

     If you do not return your executed form of the proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

     Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

                                                  YOUR BENEFITS COMMITTEE

                           [TENNECO AUTOMOTIVE LOGO]

                             TENNECO AUTOMOTIVE INC.

                         Annual Meeting of Stockholders
                                  May 10, 2005

                             10:00 a.m., local time
                               Tenneco Automotive
                              500 North Field Drive
                           Lake Forest, Illinois 60045

Dear Stockholder:

Tenneco Automotive Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, please follow the instructions on the opposite side of this card.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

YOUR VOTE IS IMPORTANT: THANK YOU FOR VOTING.

   -FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL-
--------------------------------------------------------------------------------

PROXY
                           [TENNECO AUTOMOTIVE LOGO]

                             TENNECO AUTOMOTIVE INC.
                   ANNUAL MEETING OF STOCKHOLDERS MAY 10, 2005
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned does hereby appoint Mark P. Frissora, Paul T. Stecko and Karl A. Stewart, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Tenneco Automotive Inc. held of record by the undersigned at the close of business on March 15, 2005 and entitled to vote at the Annual Meeting of Stockholders of Tenneco Automotive Inc. to be held at 10:00 a.m., local time, May 10, 2005, at the Company's headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045 or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

         You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------

INSTRUCTIONS FOR VOTING YOUR PROXY

Tenneco Automotive Inc. offers shareholders three alternative ways of voting their proxies:

o BY TELEPHONE (using a touch-tone telephone)
o THROUGH THE INTERNET (using a  browser)
o BY MAIL (traditional method)

Your telephone or Internet vote authorizes the Proxies to vote your shares in the same manner as if you had mailed your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

    o  Available only until 3:00 p.m. Eastern Time May 9, 2005.

    o Call toll free 1-866-361-3799 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

    o  Your vote will be confirmed and cast as you direct.

INTERNET VOTING

    o  Available only until 3:00 p.m. Eastern Time May 9, 2005.

    o Access the website at HTTPS://WWW.PROXYVOTENOW.COM/TEN to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

    o  You will incur only your usual Internet charges.

VOTING BY MAIL

    o Simply sign and date your proxy card and return it in the postage-paid envelope.

    o IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

                                                            --------------------
                                                               CONTROL NUMBER
                                                            --------------------

                                                            --------------------
                                                                 PIN NUMBER
                                                            --------------------

    -FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL-
--------------------------------------------------------------------------------
       PLEASE MARK
/X/    VOTES AS IN
       THIS EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS                                FOR         WITHHELD
   01) CHARLES W. CRAMB      06) ROGER B. PORTER        / /           / /
   02) TIMOTHY R. DONOVAN    07) DAVID B. PRICE, JR.
   03) M. KATHRYN EICKHOFF   08) DENNIS G. SEVERANCE
   04) MARK P. FRISSORA      09) PAUL T. STECKO
   05) FRANK E. MACHER       10) JANE L. WARNER

For all nominees, except for nominees written below.

Nominee exception(s)
                     ----------------------------------------------------------

                                                    FOR   AGAINST   ABSTAIN
2. Approve appointment of Deloitte & Touche LLP     / /    / /        / /
   as independent public accountants for 2005

3. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

                                                   Dated                  , 2005
                                                        ------------------

                                                   ---------------------------
                                                   Signature(s)

                                                   ---------------------------
                                                   Signature(s)

                                                   Please sign exactly as name
                                                   appears hereon. Joint owners
                                                   should each sign. When
                                                   signing as attorney,
                                                   executor, administrator,
                                                   trustee, or guardian, please
                                                   give full title as such.